Exhibit 21.1

Subsidiaries of the Registrant	State of Incorporation or Organization

ACC GP, LLC	Delaware
Asset Capital Partners, L.P.	Delaware
ACC Property Services, LLC	Delaware
ACC Columbia Medical Campus LLC	Delaware
ACC Frederick Medical Campus LLC	Delaware
ACC Timonium LLC	Delaware
Century South Investors LLC	Maryland
Commerce Center I, L.L.C.	Maryland
ACC Executive Tower LLC	Delaware
Garden City Drive Investors LLC	Delaware
HM Capital Group, LLC	Virginia
Pidgeon Hill Drive LLC	Virginia
ACC Pinewood Plaza LLC	Delaware
Second Pidgeon LLC	Virginia
ACC Forbes Boulevard I LLC	Delaware
ACC Forbes Boulevard II LLC	Delaware
ACC Montpelier Road LLC	Delaware
Research 28 Investment LLC	Delaware